PROSPECTUS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-131520
$120,000,000
Common stock

We may offer and sell from time to time in one or more offerings shares of common stock of Cepheid up to a total public offering price of $120,000,000.
Our common stock is quoted on The Nasdaq National Market under the symbol “CPHD.” The closing sales price of our common stock on The Nasdaq National Market on February 22, 2006 was $9.71 per share.
Each time we sell shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Information Incorporated by Reference” before you make your investment decision.
We will sell the shares to underwriters or dealers, through agents or directly to investors, or a combination of these methods.
Investing in our common stock involves a high degree of risk. See “Risk factors” beginning on page 3 of this prospectus, as well as in supplements to this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 22, 2006.

Cepheid®, the Cepheid logo, Smart Cycler® and GeneXpert® are registered trademarks of Cepheid. Smart Cycler II is a trademark of Cepheid. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

About this prospectus
This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, which we refer to as the “SEC”. By using a shelf registration statement, we may issue and sell to the public any part or all of the shares described in the registration statement, at any time and from time to time, in one or more public offerings, up to an aggregate amount of $120,000,000. The exhibits to our registration statement contain the text of certain contracts and other important documents we have summarized in this prospectus, in any prospectus supplement or in the documents incorporated by reference in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement, the exhibits and the documents incorporated by reference can be obtained from the SEC as indicated under the heading “Where you can find more information.”
This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where you can find more information,” and “Information incorporated by reference.”
We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. See “Plan of distribution” below. A prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers, or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them.
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.
References in this prospectus to Cepheid, we, us and our are to Cepheid, a California corporation.
Where you can find more information
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at www.cepheid.com; however, that information is not a part of this prospectus or any accompanying prospectus supplement.

Information incorporated by reference
The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

▶	Annual Report on Form 10-K for the year ended December 31, 2005;

▶	The description of our common stock contained in our registration statement on Form 8-A filed on June 6, 2000; and

▶	The description of our shareholder rights plan in our registration statement on Form 8-A filed on October 4, 2002.
Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:
Cepheid
904 Caribbean Drive
Sunnyvale, California 94089-1189
Attn: Investor Relations
(408) 541-4191
The mailing address of our principal executive offices is 904 Caribbean Drive, Sunnyvale, California 94089-1189, and our telephone number at that location is (408) 541-4191.

Risk factors
Investment in our common stock involves a high degree of risk. You should carefully consider the risks described in the section entitled “Risk factors” in any prospectus supplement as well as in the section entitled “Management’s discussion and analysis of financial condition and results of operations” contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q filed subsequent to such Form 10-K, which are incorporated herein by reference in their entirety, as well as other information in this prospectus, any accompanying prospectus supplement and any other documents or reports incorporated by reference herein before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment.
Special note regarding forward-looking statements
This prospectus, including the documents incorporated by reference in this prospectus, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Words such as “expects,” “anticipates,” “intends,” “believes,” “plans,” “might,” “will” and similar words are used to identify forward-looking statements within the meaning of the Act. These forward-looking statements, including, but not limited to, the statements in this prospectus and the documents incorporated by reference in this prospectus and any prospectus supplement, are not based on historical fact, but rather reflect our current expectations concerning future results and events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements, including the risks outlined in this prospectus, any accompanying prospectus supplement or any documents or reports incorporated by reference herein. You are cautioned not to place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.
Use of proceeds
Unless otherwise specified in a prospectus supplement accompanying this prospectus, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus to fund future acquisitions of molecular markers and/or complementary products, technologies or companies. We have no current agreements or commitments with respect to any such acquisition.
The timing and amount of our actual expenditures will be based on many factors, including our ability to identify products, technologies or companies to acquire, and to negotiate and enter into definitive agreements with respect to any such acquisition.
Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

Plan of distribution
We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.
We may distribute the securities from time to time in one or more these transactions (a) at a fixed price or prices, which may be changed, (b) at market prices prevailing at the time of sale, (c) at prices related to the prevailing market prices or (d) at negotiated prices. We may engage in at the market offerings of our common stock. An “at the market” offering is an offering of our common stock at other than a fixed price to or through a market maker. We may also determine the price or other terms of the securities offered under this prospectus by use of an electronic auction.
The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the method of distribution, the purchase price of the securities, the net proceeds to us, any underwriting discounts and other items constituting underwriters’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed. Also, if applicable, we will describe in the prospectus supplement how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations with respect to the auction.
If underwriters are used in an offering of the securities, we will execute an underwriting agreement with the underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions described above, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased. We may grant underwriters who participate in the distribution of the securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.
If dealers are used in an offering of the securities, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.
The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.
Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales thereof.
Underwriters, dealers and agents may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that the underwriters or agents may be required to make. The terms of any indemnification agreement will be set forth in a prospectus supplement. Underwriters, dealers or agents and their associates who may become involved in the sale of the securities may engage in transactions with, and perform services for us in the ordinary course of business. In addition, we may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the applicable prospectus supplement, naming the underwriter.
Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.
Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on the Nasdaq National Market, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.
Legal matters
Unless otherwise specified in the prospectus supplement accompanying this prospectus, Fenwick & West LLP, 275 Battery Street, 16th Floor, San Francisco, California 94111, will provide opinions regarding the authorization and validity of the securities. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.
Experts
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.